EXHIBIT 99.1

GSI Technology, Inc. Reports Third Quarter Fiscal 2021 Results

SUNNYVALE, Calif., Jan. 28, 2021 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its third fiscal quarter ended December 31, 2020.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
Net revenues	$6,763	$6,659	$10,049	$20,043	$34,808
Gross margin (%)	47.3%	46.7%	60.2%	46.7%	59.9%
Operating expenses	$8,348	$8,265	$10,792	$25,358	$27,755
Operating loss	$(5,151)	$(5,153)	$(4,743)	$(15,999)	$(6,895)
Net loss	$(5,216)	$(5,231)	$(4,620)	$(16,523)	$(6,513)
Net loss per share, diluted	$(0.22)	$(0.22)	$(0.20)	$(0.70)	$(0.28)

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “Business disruptions related to the COVID pandemic continued to significantly impact our financial results during the third quarter of fiscal year 2021. While we continue to deal with the sales challenges caused by COVID pandemic, GSI’s launch of the Gemini APU product is progressing forward in the first quarter of calendar year 2021. Both of our cloud-based APU testing servers are up and running in our Israel offices and at our headquarters in Sunnyvale, California. These servers allow customers to remotely load their databases onto the APU and test the device’s performance with their proprietary data and applications. Next month we will release the compiler stack for Python, a critical step for growing the APU ecosystem, and anticipate following with C++ later this year. GSI has built an exceptional software team, as evidenced by their work in developing the algorithms that delivered a first-place win in the Israeli government’s MAFAT Radar Challenge, which focused on the classification of living, non-rigid objects detected by doppler-pulse radar systems. We plan to finalize the higher performance Gemini-I APU and Leda board and begin qualification in the second quarter of this calendar year. Software enhancements continue to improve the device’s performance, and we have successfully doubled, in some cases, tripled the device’s response time performance. For the next-generation APU, Gemini-II, we anticipate finishing the design in the second half of calendar 2021 and taping out the mask set by year-end. Our ultimate goal in calendar 2021 is to win designs from new customers for Gemini-I in our top four search categories: military and defense, big data and ecommerce, drug discovery, and facial recognition.”

"In addition to continued reduced demand for our SRAM products, we continue to experience a longer sales cycle, especially for new products, which typically require more time than selling established products. Ideally, we conduct sales meetings in person and spend the time educating customers on how our new product will change their current practices. Given the restrictions in the COVID environment, our new product sales process continues to take longer. For our Radiation Hardened SRAM products, where we target national assets and top-secret applications, sales communications continue to be slow due to a lack of access to secured communications facilities. While we anticipate orders for our Radiation Tolerant SRAM products in imaging satellites and space applications when funding is released, COVID restrictions cloud the sales timeline for those products as well. We continue to make progress with Gemini-I customers on several fronts as prospects test our product offering, and we see more target market opportunities. Commenting on the outlook for GSI’s fourth quarter of fiscal 2021, Mr. Shu stated, “Current expectations for the upcoming fourth quarter are net revenues in a range of $6.8 million to $7.8 million, with gross margin of approximately 48% to 50%.”

Third Quarter Fiscal Year 2021 Summary Financials

The Company reported a net loss of $(5.2 million), or $(0.22) per diluted share, on net revenues of $6.8 million for the third quarter of fiscal 2021, compared to a net loss of $(4.6 million), or $(0.20) per diluted share, on net revenues of $10.0 million for the third quarter of fiscal 2020 and a net loss of $(5.2 million), or $(0.22) per diluted share, on net revenues of $6.7 million for the second quarter of fiscal 2021. Gross margin was 47.3% compared to 60.2% in the prior year period and 46.7% in the preceding second quarter. The change in gross margin was primarily due to changes in product mix sold in the three periods.

In the third quarter of fiscal 2021, sales to Nokia were $2.8 million, or 42% of net revenues compared to $2.6 million, or 26.3% of net revenues, in the same period a year ago and $3.4 million, or 51.7% of net revenues in the prior quarter. Military/defense sales were 26.0% of third quarter shipments compared to 18.9% of shipments in the comparable period a year ago and 26.9% of shipments in the prior quarter. SigmaQuad sales were 62.0% of third quarter shipments compared to 62.0% in the third quarter of fiscal 2020 and 65.4% in the prior quarter.

Total operating expenses in the third quarter of fiscal 2021 were $8.3 million, compared to $10.8 million in the third quarter of fiscal 2020 and $8.3 million in the prior quarter. Research and development expenses were $5.7 million, compared to $8.2 million in the prior year period and $5.7 million in the prior quarter. The increase in R&D expenses for the third quarter of fiscal 2020 reflected a charge of $2.7 million for purchased intellectual property that is being incorporated into the next generation of our Gemini™ chips. Selling, general and administrative expenses were $2.6 million in the quarter ended December 31, 2020 compared to $2.6 million in the prior year quarter, and $2.6 million in the previous quarter.

Third quarter fiscal 2021 operating loss was $(5.2 million) compared to $(4.7 million) in the prior year period and an operating loss of $(5.2 million) in the prior quarter. Third quarter fiscal 2021 net loss included interest and other income of $25,000 and a tax provision of $90,000, compared to $207,000 in interest and other income and a tax provision of $84,000 for the same period a year ago. In the preceding second quarter, net loss included interest and other expense, net of $(16,000) and a tax provision of $62,000.

Total third quarter pre-tax stock-based compensation expense was $693,000 compared to $629,000 in the comparable quarter a year ago and $653,000 in the prior quarter.

At December 31, 2020, the Company had $52.3 million in cash, cash equivalents and short-term investments and $10.1 million in long-term investments, compared to $66.6 million in cash, cash equivalents and short-term investments and $4.1 million in long-term investments at March 31, 2020. Working capital was $54.4 million as of December 31, 2020 versus $70.9 million at March 31, 2020, with no debt. Stockholders’ equity as of December 31, 2020 was $78.5 million compared to $89.6 million as of the fiscal year ended March 31, 2020.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2020 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, January 28, 2021. To listen to the teleconference, please call toll-free 1-866-248-8441 approximately 10 minutes prior to the above start time and provide Conference ID 8632511. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. The Company recently launched radiation-hardened memory products for extreme environments and the Gemini® APU, a memory-centric associative processing unit designed to deliver performance advantages for diverse AI applications. The Gemini APU's architecture features parallel data processing with two million-bit processors per chip. The massive in-memory processing reduces computation time from minutes to milliseconds, even nanoseconds. Gemini excels at large (billion item) database search applications, like facial recognition, drug discovery, Elasticsearch, and object detection. Gemini’s scalable format, small footprint and low power consumption, make it an ideal solution for edge applications where rapid, accurate responses are critical. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity (including the ongoing COVID-19 global pandemic and the governmental and regulatory actions relating thereto); the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 global pandemic. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Investor Relations
Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Julie Ortega
510-697-5599
gsi@finnpartners.com

Company
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2020	2020	2019	2020	2019

Net revenues	$6,763	$6,659	$10,049	$20,043	$34,808
Cost of goods sold	3,566	3,547	4,000	10,684	13,948

Gross profit	3,197	3,112	6,049	9,359	20,860

Operating expenses:

Research & development	5,736	5,659	8,208	17,220	19,636
Selling, general and administrative	2,612	2,606	2,584	8,138	8,119
Total operating expenses	8,348	8,265	10,792	25,358	27,755

Operating loss	(5,151)	(5,153)	(4,743)	(15,999)	(6,895)

Interest and other income, net	25	(16)	207	115	564

Loss before income taxes	(5,126)	(5,169)	(4,536)	(15,884)	(6,331)
Provision for income taxes	90	62	84	639	182
Net loss	$(5,216)	$(5,231)	$(4,620)	$(16,523)	$(6,513)

Net loss per share, basic	$(0.22)	$(0.22)	$(0.20)	$(0.70)	$(0.28)
Net loss per share, diluted	$(0.22)	$(0.22)	$(0.20)	$(0.70)	$(0.28)

Weighted-average shares used in
computing per share amounts:

Basic	23,716	23,617	23,096	23,592	22,894
Diluted	23,716	23,617	23,096	23,592	22,894

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2020	2020	2019	2020	2019

Cost of goods sold	$88	$84	$77	$260	$184
Research & development	343	353	347	1,109	1,143
Selling, general and administrative	262	216	205	732	595
	$693	$653	$629	$2,101	$1,922

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Dec. 31, 2020	March 31, 2020
Cash and cash equivalents	$43,064	$51,506
Short-term investments	9,196	15,061
Accounts receivable	4,012	6,330
Inventory	4,523	4,282
Other current assets	1,979	1,934
Net property and equipment	7,444	8,119
Long-term investments	10,126	4,117
Other assets	11,248	11,212
Total assets	$91,592	$102,561

Current liabilities	$8,404	$8,260
Long-term liabilities	4,709	4,660
Stockholders' equity	78,479	89,641
Total liabilities and stockholders' equity	$91,592	$102,561